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                                  EXHIBIT 21.1

              List of Subsidiaries of Telecom Wireless Corporation
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America's Web Station, Inc.
Phoenix Communications, Inc. (inactive)
TWC Acquisitions, Inc.
TWC Investments, Inc.
TWC Networks, Inc.